Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Pfizer Inc.:

We consent to the use of our report dated October 25, 2019, with respect to the combined balance sheets of Upjohn (a business unit of Pfizer Inc.) as of December 31, 2018 and 2017, the related combined statements of income, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

New York, New York

February 6, 2020